Exhibit 99.1

November 24, 2004

Important Notice Concerning Your Rights Under the Kerr-McGee Employee Stock Ownership Plan (ESOP)

This notice is to inform you that the Kerr-McGee Employee Stock Ownership Plan (ESOP) will be merged into the Kerr-McGee Corporation Savings Investment Plan (SIP) effective December 31, 2004. As a result, your account balances in the ESOP will be automatically transferred to the Kerr-McGee Corporation Savings Investment Plan (SIP).

You will receive a more comprehensive letter regarding this merger in the next few weeks. Please read that communication carefully as it outlines the positive impact of this merger!

As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a ‘‘blackout period.’’ Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the plan will begin on December 27, 2004, and is expected to end the week of January 2, 2005. During this week, you can determine whether the blackout period has started or ended by calling the Fidelity Retirement Benefits Line toll-free through the MyBenefits Center at 1-888-564-2363, option 2, Monday through Friday (excluding New York Stock Exchange holidays), between 8:30 a.m. and 8:00 p.m., Eastern time, to speak with a Service Center Representative.

During the blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If you have any questions concerning this notice, you should contact the Fidelity Retirement Benefits Line toll-free through the MyBenefits Center at 1-888-564-2363, option 2, Monday through Friday (excluding New York Stock Exchange holidays), between 8:30 a.m. and 8:00 p.m., Eastern time, to speak with a Service Center Representative.